Exhibit 99.1

Earnings Release

Toyota Motor Credit Corporation Reports
First Quarter Results

TORRANCE, Calif. August 6, 2004 – Toyota Motor Credit Corporation (“TMCC”) and its consolidated subsidiaries (“the Company”), which is marketed under the brands of Toyota Financial Services (“TFS”) and Lexus Financial Services (“LFS”), announced earnings for the three-month period ended June 30, 2004. Certain prior period amounts have been reclassified to conform to the current period presentation.

	Three Months Ended June 30,
	2004	2003
	(in millions)

Net income	$190	$50

Memo: The following amounts are included above
Derivative fair value adjustment (before tax)	$75	$(38)
Provision/(benefit) for income taxes on derivative
fair value adjustment	$29	$(15)

Net income for the three months ended June 30, 2004 was $190 million, an increase of $140 million over the comparable period in the prior year. During the three months ended June 30, 2004, the Company recognized a net unrealized gain (before tax) associated with derivative fair value adjustments of $75 million, compared to a net unrealized loss (before tax) of $38 million for the comparable prior year period.

TFS and LFS are the finance and insurance brands for Toyota and Lexus, respectively, in the United States. They primarily offer retail financing, leasing, and wholesale and other dealer financing through TMCC, and extended service contracts through Toyota Motor Insurance Services. The Company is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly owned subsidiary of Toyota Motor Corporation.